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                                                                Exhibit (a)(9)

THE SHERWIN-WILLIAMS COMPANY

Contact: Conway G. Ivy
Vice President, Corporate Planning and Development
216-566-2102

FOR IMMEDIATE RELEASE

CLEVELAND, Ohio, November 27, 1995 - The Sherwin-Williams Company (NYSE:SHW), which on November 9, 1995 announced a tender offer at $35.00 per share for all the common stock of Pratt & Lambert United, Inc., reported that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to Sherwin-Williams' proposed acquisition of Pratt & Lambert United expired on Friday, November 24, 1995.


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